Exhibit 99.1

LendingTree, Inc. to Acquire ValuePenguin

Strategic transaction increases LendingTree’s reach in insurance

CHARLOTTE, N.C., (December 21, 2018) - LendingTree, Inc. (NASDAQ: TREE) announced today that it has entered into a definitive agreement to acquire Value Holding Inc., the parent company of ValuePenguin.com, a personal finance website that offers consumers objective analysis on a variety of financial topics from insurance to credit cards.

“We are thrilled to add ValuePenguin’s talented team and expertise to our portfolio,” said Doug Lebda, Founder and CEO of LendingTree. “Our recent QuoteWizard acquisition was our first step toward leadership in insurance customer acquisition. Adding ValuePenguin’s high-quality content and SEO capability to QuoteWizard’s proprietary technology and carrier network will set us apart and enable us to provide immense value to carriers and agents. Both businesses will benefit from LendingTree’s strong brand and extensive marketing capabilities. We are in a great position to achieve further scale in the insurance space as well as the broader financial services industry.”

Jonathan Wu, co-founder and CEO of ValuePenguin added, "The combination of ValuePenguin’s high-quality organic traffic with LendingTree’s sophisticated marketing platform and direct carrier relationships will significantly accelerate both of our businesses beyond what we could do independently. We are delighted to join the LendingTree team and are excited about what our two companies will be able to do together in the coming years."

The acquisition has a total consideration of $105 million paid in cash at closing, subject to customary adjustments. The acquisition is expected to close in the first quarter of 2019 subject to customary closing conditions. LendingTree intends to fund the acquisition through cash on hand and by drawing on its existing credit agreement.

For the nine months ended September 30, 2018, ValuePenguin generated approximately $12.5 million in revenue and $9 million in adjusted EBITDA. LendingTree expects the acquisition to be immediately accretive to 2019 adjusted earnings per share.

Vista Point Advisors, a San Francisco-based boutique investment bank, acted as the exclusive financial advisor to ValuePenguin in the transaction.

About ValuePenguin:

ValuePenguin is a personal finance website that conducts in-depth research & analysis on a variety of topics from insurance to credit cards. The Company focuses on providing high-quality resources to help consumers understand the topics they're interested in. Whether its building visual tools to explain data or publishing in-depth research our goal is to provide objective analysis to help guide you to the best decision. ValuePenguin focuses on value, assessing whether the return of a particular purchase or decision is worth the cost or risk of that option, and how this stacks up with the other possible choices a consumer may have. For more information, please visit www.valuepenguin.com.

About LendingTree, Inc.

LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, comparing multiple offers from a nationwide network of over 500 partners in one simple search, and can choose the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of its management team regarding the expected benefits from the acquisition. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the potential failure of closing conditions; the retention of key employees of ValuePenguin; the ability of LendingTree to successfully integrate ValuePenguin to achieve expected benefits; the ability to effectively leverage the LendingTree brand in the insurance comparison marketplace; the ability to maintain and grow key carrier relationships; the ability to develop new products and services and enhance existing ones; competition; the potential effects of existing and new laws, rules or regulations; failure to maintain the integrity of systems and infrastructure through integration; and failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights. These and additional factors to be considered are set forth under "Risk Factors" in our Annual Report on Form 10-K for the period ended December 31, 2017 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Investor Relations Contact:
Trent Ziegler
trent.ziegler@lendingtree.com
704-943-8294

Media Contact:
Megan Greuling
megan.greuling@lendingtree.com
704-943-8208